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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2004

AmeriVest Properties Inc.
(Exact name of small business issuer as specified in its charter)

Maryland	1-14462	84-1240264
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1780 South Bellaire Street Suite 100, Denver, Colorado 80222
(Address of principal executive offices)

(303) 297-1800
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.

        On December 7, 2004, AmeriVest Properties Inc. ("AmeriVest") entered into Change of Control Agreements with William T. Atkins, its Chairman and Chief Executive Officer; John B. Greenman, its Vice President and Chief Investment Officer; Kathryn L. Hale, its Chief Financial Officer; and Charles K. Knight, its President and Chief Operating Officer. A copy of each agreement is filed as Exhibits 99.1 to Exhibits 99.4, respectively, to this report on Form 8-K. The summary below is qualified in its entirety by the terms of these agreements, each of which is incorporated by reference. Capitalized terms have the meanings ascribed to them in the agreements. The terms of the agreements are substantially similar, except as noted below.

        Each agreement provides that upon a Change of Control, any and all common shares, options, or other forms of securities issued by AmeriVest and beneficially owned by the Executive (whether granted before or after the date of the Change of Control Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued ownership by the Executive beyond the Change of Control Date in order to be vested in the hands of the Executive, shall vest automatically.

        In addition, if during the Protection Period following a Change of Control Date, the Executive's employment is terminated by AmeriVest other than for Cause or disability or other than as a result of the Executive's death or if the Executive terminates his employment for Good Reason, the Company (which means AmeriVest or, if appropriate, its successor) shall pay to the Executive in a lump sum in cash, within 10 days after the date of termination, the aggregate of the following amounts: accrued but unpaid base salary and vacation pay; a severance amount that other than with respect to Mr. Atkins, is equal to a multiple of the Executive's Annual Compensation; and the value of any options or SARs held by such Executive. For Mr. Knight, Mr. Greenman, and Ms. Hale, the multiples are 2.5, 2.0, and 1.5, respectively. For Mr. Atkins, the severance amount will be the sum of an amount not to exceed $700,000 due and payable if the Company exercises its termination right, such amount to be determined by the Board of Directors in its sole discretion before the Change of Control Date, and an amount equal to 2.5 times the amount specified by the Company as long-term incentive compensation for Mr. Atkins for the year before the Change of Control occurs. The Severance Benefit shall be reduced as described below if the Accountants determine (A) that the Executive would, by reason of section 4999 of the Code, be required to pay an excise tax on any part of the Severance Benefit or any part of any other payment or benefit to which Executive is entitled under any plan, practice, policy, or program, and (B) the amount of the Severance Benefit that Executive would retain on an after-tax basis, present value basis would be increased as a result of such reduction by an amount of at least $5,000. If the Severance Benefit is required to be reduced, it shall be reduced only to the extent required, in the opinion of the Accountants, to prevent the imposition upon the Executive of the tax imposed under section 4999 of the Code. The Company shall determine which elements of the Severance Benefit shall be reduced to conform to this requirement. Any determination made by the Accountants shall be conclusive and binding on the Executive.

        Similarly, at any time during the six month period following a Change in Control Date, the Executive shall have the right to terminate the Executive's employment with the Company at the Executive's sole discretion. In the event the Executive exercises the Executive Termination Right, the Company shall pay the Executive in a lump sum in cash within 10 days after the date of termination the aggregate of the following amounts: accrued but unpaid base salary and vacation pay; a severance amount that is in most cases, is equal to a multiple of the Executive's Annual Compensation; and the value of any options or SARs held by such Executive. For Mr. Knight, Mr. Greenman, and Ms. Hale, the multiple is 1.0. For Mr. Atkins, the severance amount will be determined as described in the paragraph above, except that the multiple for the long-term incentive compensation portion of the severance amount will also be 1.0.

        The agreements also contain customary provisions regarding non-exclusivity of rights, confidentiality, successors, notices of termination, and other similar matters.

Item 9.01. Financial Statements and Exhibits

  (c)
  Exhibits:

Exhibit 99.1	Change In Control Agreement between AmeriVest and William T. Atkins, dated December 7, 2004.
Exhibit 99.2	Change In Control Agreement between AmeriVest and John B. Greenman, dated December 7, 2004.
Exhibit 99.3	Change In Control Agreement between AmeriVest and Kathryn L. Hale, dated December 7, 2004.
Exhibit 99.4	Change In Control Agreement between AmeriVest and Charles K. Knight, dated December 7, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERIVEST PROPERTIES INC.
Dated: December 10, 2004	By:	/s/ KATHRYN L. HALE Kathryn L. Hale Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Change In Control Agreement between AmeriVest and William T. Atkins, dated December 7, 2004.
99.2	Change In Control Agreement between AmeriVest and John B. Greenman, dated December 7, 2004.
99.3	Change In Control Agreement between AmeriVest and Kathryn L. Hale, dated December 7, 2004.
99.4	Change In Control Agreement between AmeriVest and Charles K. Knight, dated December 7, 2004.

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  Item 1.01. Entry Into a Material Definitive Agreement.
  Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX